Exhibit 10.4

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into this 25th day of June, 2014, by and between Chesapeake Operating, Inc., an Oklahoma corporation (“Company”), and Performance Technologies, L.L.C., an Oklahoma limited liability company (“Contractor”).

WHEREAS, Company and Contractor have entered into that certain Master Services Agreement, dated as of October 25, 2011 (the “MSA”).

WHEREAS, the parties desire to set forth additional terms relating to Contractor’s performance of services for Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants and agreements set forth in this Agreement, of the payments which may be made by Company to Contractor pursuant to the provisions hereof, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined herein that are defined in the MSA shall have the meaning assigned to such terms in the MSA.

2. Effective Date. This Agreement shall become effective on July 1, 2014 (the “Effective Date”).

3. Term. This Agreement shall be effective and shall continue in full force and effect for a term of three (3) years commencing on the Effective Date, unless extended under the provisions of Section 8.2.2 of this Agreement.

4. Minimum Crew Commitment.

4.1 So long as Contractor is reasonably able to perform in accordance with the terms of this Agreement, Company (or an affiliate thereof) will utilize the following minimum number of pressure pumping crews at oil and natural gas wells operated by Company (or its affiliates) (each crew, a “Committed Crew”, or when referred to collectively, the “Committed Crews”):

4.1.1 From July 1, 2014 through June 30, 2015, Company shall utilize in accordance with the terms of this Agreement, a minimum of (a) seven (7) of Contractor’s pressure pumping crews, or (b) that number of Contractor’s pressure pumping crews required to reach fifty percent (50%) of the total number of all pressure pumping crews working for Company in all its operating regions, which ever is less (the “First Year Commitment”).

4.1.2 From July 1, 2015 through June 30, 2016, Company shall utilize in accordance with the terms of this Agreement, a minimum of (a) five (5) of Contractor’s pressure pumping crews, or (b) that number of Contractor’s pressure pumping crews required to reach fifty percent (50%) of the total number of all pressure pumping crews working for Company in all its operating regions, which ever is less (the “Second Year Commitment”).

4.1.3 From July 1, 2016 through June 30, 2017, Company shall utilize in accordance with the terms of this Agreement, a minimum of (a) three (3) of Contractor’s pressure pumping crews, or (b) that number of Contractor’s pressure pumping crews required to reach fifty percent (50%) of the total number of all pressure pumping crews working for Company in all its operating regions, which ever is less (the “Third Year Commitment”).

4.1.4 The First Year Commitment, Second Year Commitment, and Third Year Commitment are referred to herein generically as the “Yearly Crew Commitment”.

4.2 Each Committed Crew will be assigned by mutual agreement of Company and Contractor to an operating region prior to the outset of each Yearly Crew Commitment; provided, that, for the First Year Commitment, the operating region assignments for each Committed Crew are set forth on Exhibit B hereto.

4.3 Contractor represents and warrants to Company that each Committed Crew shall perform in a good, safe, and workman like manner and shall be capable of fracture stimulating wells drilled by Company to Company’s design criteria.

5. Minimum Stage Commitment. The minimum number of pressure pumping stages per month by region for which the Committed Crews shall be utilized by Company during the First Year Commitment is set forth on Exhibit B hereto and the minimum number of pressure pumping stages per month by region for each Committed Crew during the applicable Yearly Crew Commitment thereafter shall be equal to eighty percent (80%) of the operating region monthly stage assumptions contained on Exhibit A hereto (each stage, a “Committed Stage”, or when referred to collectively the “Committed Stages”).

6. Utilization Adjustments.

6.1 In the event the Company fails to utilize Contractor (whether with a Committed Crew or an additional crew of Contractor in excess of the minimum crew commitment) to perform the minimum number of Committed Stages during the First Year Commitment as set forth on Exhibit B (after any applicable adjustments under Sections 6, 7 and 8), then, the number of Committed Stages under the Second Year Commitment shall be increased by the number of Committed Stages not performed by Contractor for the Company (or its affiliates) under the First Year Commitment.

6.2 In the event the Company fails to utilize Contractor (whether with a Committed Crew or an additional crew of Contractor in excess of the minimum crew commitment) to perform the minimum number of Committed Stages during the Second Year Commitment as calculated in accordance with Section 5.1 (after any applicable adjustments under Sections 6, 7 and ), then, the number of Committed Stages under the Third Year Commitment shall be increased by the number of Committed Stages not performed in the applicable region by Contractor for the Company (or its affiliates) under the Second Year Commitment.

6.3 In the event the Company fails to utilize Contractor to perform the minimum number of Committed Stages during the Third Year Commitment as calculated in accordance with Section 5 (after any applicable adjustments under Sections 6 and 7), then, the Company shall pay Contractor the sum of $50,000.00 multiplied by the number of Committed Stage not performed in the Third Year Commitment. Contractor shall invoice the Company for such amount within thirty (30) days of the end of the term hereof and Company shall pay such invoice within sixty (60) days of the receipt thereof.

6.4 In addition to the number of Committed Crews to be contracted by Company from Contractor during the Second Year Commitment as set forth in Section 4.1.2, and the number of Committed Crews to be contracted by Company from Contractor during the Third Year Commitment as set for in Section 4.1.3, Company shall have the right, at the outset of the Second Year Commitment and the Third Year Commitment, to request from Contractor, and Contractor shall furnish to Company under the terms of this Agreement, up to but not more than a total of three (3) additional crews for the Second Year Commitment, and up to four (4) additional crews for the Third Year Commitment, necessary for

Company to satisfy any Committed Stages required for the Committed Crews (each such crew, an “Additional Crew”). For each Additional Crew that Contractor is unable or unwilling to furnish to Company at the outset of the Second Year Commitment and Third Year Commitment, Company shall receive a credit against the remaining Committed Stages, utilizing the utilization stage assumptions in Exhibit A and the applicable region to which that Additional Crew was requested to be deployed to calculate the credit.

6.5 For purposes of this Agreement, “Force Majeure” shall be defined to mean acts of God, acts, orders, rules, decrees, instructions or other requirements of governmental authorities taking effect after the Effective Date, insurrections, riots, acts of terrorism, vandalism, sabotage, quarantines, floods, storms, hurricanes, tornadoes, droughts or other adverse weather conditions, fires, explosions, embargoes, or other cause not reasonably foreseeable and/or outside the control of one or both parties. If either party shall be unable because of any such Force Majeure, to carry out its obligations under this Agreement, performance hereunder for both parties shall be suspended for the duration of the Force Majeure, provided that the party asserting the occurrence of Force Majeure shall first timely give written notice of Force Majeure, which notice shall set forth in reasonable detail a description of the Force Majeure event[s], and the date on which the event[s] of Force Majeure first occurred. Utilizing the utilization stage assumptions set forth in Exhibit A to calculate the credit, any monthly stage commitments accruing during a Force Majeure event shall be credited against the then minimum stage commitments attributable to the Committed Crew(s) impacted by Force Majeure and shall NEITHER increase or be added to Company’s stage commitments for any other subsequent year under Sections 6.1 and 6.2, NOR shall such stages be compensated for by Company under Section 6.3 at the end of the term of this Agreement.

6.6 In the event there are instances in which Contractor is unable to timely accept and supply pressure pumping services as ordered by Company during the Term of this Agreement (each such instance hereinafter referred to as a “Contractor Turndown”), then for each such Contractor Turndown resulting from (1) a mechanical failure or breakdown for which a replacement cannot be provided promptly by Contractor, (2) lack of adequate staff to timely service, deliver, or supply pressure pumping services (after taking into account, where appropriate, the lead time necessary for Contractor to move existing equipment from one region to the next), or (3) unavailability of existing equipment due to Contractor providing pressure pumping services to third parties, then, utilizing the utilization stage assumptions set forth in Exhibit A to calculate the credit, Company shall receive a credit against the then minimum stage commitment in effect equal to the number of stages accruing between the date of the Contractor Turndown and the date Contractor’s crew(s) become immediately available for use by Company.

7. Pricing, Material and Fuel Requirements, Invoicing, Standby, KPIs, and Real Time.

7.1 For the First Year Commitment, the line item pricing upon which Contractor will charge Company for each Committed Stage for each operating region is attached hereto as Exhibit C, and the total estimated rate per stage by operating region (based on Company’s current frac designs and the line item pricing contained in Exhibit C) is set forth on Exhibit D. Thereafter, the line item pricing and total estimated rate for each Committed Stage (by operating region) for each succeeding Yearly Crew Commitment shall be determined as follows:

7.1.1 On or before the beginning of the tenth (10th) month of each Yearly Crew Commitment, management from both Contractor and Company shall meet and negotiate in good faith line item market pricing for the succeeding Yearly Crew Commitment, and a total estimated rate per stage by operation region (based on Company’s planned frac designs and the negotiated line item pricing), to be mutually agreed upon by both parties.

7.1.2 If, by the end of the tenth (10th) month, Contractor and Company are unable in good faith to mutually agree on market pricing for the succeeding Yearly Crew Commitment, the market pricing dispute will be submitted to a pressure pumping and financial expert in the State of Oklahoma selected by Contractor and Company (a “Consultant”). If Contractor and Company are unable to agree on a Consultant, then within fifteen (15) days after the end of the tenth (10th) month, Contractor, on one hand, and Company, on the other hand, will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant within fifteen (15) days after the second Consultant was appointed and the three Consultants so appointed will resolve the pricing dispute for succeeding Yearly Crew Commitment. If the two Consultants are unable to agree on a third Consultant within fifteen (15) days of the appointment of the second party-appointed Consultant, then a third Consultant will be selected by the American Arbitration Association (“AAA”) office in Dallas, Texas, within fifteen (15) days with due regard given to the selection criteria herein and input from Contractor, Company, and the other Consultants. Any Consultant appointed pursuant to this paragraph will not have worked as an employee of or performed other material work for Contractor or Company or any affiliate of Contractor or Company within the preceding 5-year period or have any financial interest in the dispute or Contractor, Company, or any affiliate of Contractor or Company (except publicly traded securities with respect to Contractor, Company, or any affiliate of Contractor or Company).

7.1.3 The costs and expenses of each Consultant and the AAA (if needed) will be paid 50% by Contractor and 50% by Company.

7.1.3 Contractor, on one hand, and Company, on the other hand, will present to the Consultant(s), with a simultaneous copy to the other parties, a single written statement of their position on the pricing dispute in question, together with a copy of this Contract and any supporting material that such parties desire to furnish, not later than ten (10) days after appointment of the Consultant(s). In making their determination, the Consultant(s) will be bound by the terms of this Agreement, the submittals by Contractor and Company, and other legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, the Consultant(s) may consult with and engage disinterested third parties to advise them. No party will be entitled to make any submittal to the Consultant(s) other than the submittal made by such party pursuant to this first sentence of this Section 7.1.4, unless requested by the Consultant(s). Within fifteen (15) days following the submission of such written statements to the Consultant(s), applying the principles set forth herein, the Consultant(s) will make a determination of the fair market pricing for each operating region for the succeeding Yearly Crew Commitment. The decision of the Consultant(s) will be in writing and conclusive and binding on the Contractor and Company, and will be enforceable against such parties in any court of competent jurisdiction, and will not be subject to appeal.

7.1.4 To the extent the market pricing dispute is not resolved pursuant to the process outlined in this Section 7.1 by the beginning of the succeeding Yearly Crew Commitment, the rates charged by Contractor for each Committed Stage shall remain at the rates established for the prior Yearly Crew Commitment, until such time as the market pricing dispute is resolved by the Consultant(s). Once resolved by the Consultant(s), any underpayment to Contractor (resulting from the application of prior Yearly Crew Commitment pricing to the succeeding Yearly Crew Commitment) shall be paid by Company to Contractor, and any overcharge to Company (resulting from the application of prior Yearly Crew Commitment pricing to the succeeding Yearly Crew Commitment) shall be refunded by Contractor to Company.

7.2 Once rates are established in accordance with Section 7.1 above, Contractor’s pricing shall remain fixed for the Yearly Crew Commitment, excluding pricing adjustments for changes in activity/scope of work; commodity cost increases; or as otherwise expressly provided herein. Any pricing adjustments shall be mutually agreed to in writing by Company and Contractor prior to implementation by Contractor. Pricing changes due to minor commodity cost increases will only be negotiated and implemented, when appropriate, at the mid (or 6 month) mark of each Yearly Crew Commitment, and not otherwise. Pricing changes due to significant commodity cost increases will only be negotiated and implemented, when appropriate, on a quarterly basis during each Yearly Crew Commitment, and not otherwise. Unless mutually agreed to in writing by the parties hereto, Contractor shall not charge, and Company shall have no obligation to pay, any rate, rental charge, surcharge, or other cost not specifically set forth in this Agreement.

7.3 With respect to fuel, if the price of fuel should increase or decrease by more than twenty percent 20% from base pricing as of the date it was set for the applicable Yearly Crew Commitment, then the parties agree to negotiate and in good faith for an increase or decrease in the cost of services to offset the cost of fuel in accordance with Section 7.3. The adjustment will be determined based on the cost of diesel fuel on the starting date of the applicable Yearly Crew Commitment as established by the US Energy Information Administration (EIA). The applicable website is: http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp, subject to change from time to time.

7.4 If there is a material change in Company’s scope of work (such as, but not limited to, change in frac design, reduction in volume, change in job type or mix, or substitution of materials), the parties will meet in good faith at the time of such material change with the objective of making the necessary adjustments to pricing for the Yearly Crew Commitment then in effect.

7.5 Contractor shall supply all materials, including without limitation proppant, friction reducer, bactericide and scale inhibitor and the like, required to provide the Services. If Company elects to provide or request Contractor to substitute any or all of these materials:

7.5.1 Company will be responsible for any loss or damage to people or property which results from a defect in Company-supplied materials;

7.5.2 Contractor reserves the right to decline using any Company supplied materials, that in its reasonable discretion, present a hazard to people or property; and

7.5.3 Company is responsible for the removal and proper disposal of all excess Company supplied materials.

7.6 For the term of this Agreement, Contractor shall comply with and be bound by the Material Requirements, Diesel Fuels Consumption Requirements, Invoicing Requirements, Standby Provisions, KPI requirements and Real Time Data Requirements set forth on Exhibit E to this Agreement.

8. Termination.

8.1 In addition to all other rights Company may have by law and, subject to the procedures set forth in this Section 8, Company shall have the right to terminate the Crew Commitment and stage commitments pursuant to this Agreement without penalty, payment, or liability to Contractor, if the overall quality of service provided by Contractor fails to materially comply with the overall quality of service provided by similar service providers of Company. Quality of services shall include, but not be limited to: the performance of personnel, timely performance of services and delivery of equipment, quality of equipment, timely availability of equipment, supplies, and personnel, and compliance with applicable regulatory, safety, and environmental rules and regulations. In the event Company reasonably believes Contractor’s services fail to comply with such standards, Company shall provide written notice to Contractor describing with reasonable specificity the reasons for such belief (“Quality of Service Notice”). Within thirty (30) days after Contractor’s receipt of a Quality of Service Notice, representatives of each of the parties’ executive management teams shall meet at a mutually agreeable time and location to discuss Contractor’s quality of service. In the event such representatives are unable to come to a resolution of such quality of service issues at such meeting, Contractor shall have thirty (30) days from the date of such meeting to reasonably cure such quality of service issues. Within fifteen (15) days after such cure period, such representatives shall meet at mutually agreeable time and location to discuss any changes or improvements to Contractor’s quality of service. If Company determines, in its reasonable discretion, that Contractor’s overall quality of service has not improved or changed to materially comply with the overall quality of service provided by similar service providers of the Company and therefor desires to terminate the Crew Commitment and applicable stage commitment under this Agreement, then Company shall provide, within five (5) days of such meeting, written notice to Contractor terminating the Crew Commitment and applicable stage commitment under this Agreement (the “Termination Notice”) effective upon the fifteenth (15th) day after Contractor’s receipt of the Termination Notice.

8.2 In the event there is a Contractor Stand Down (as defined in Section 8.3 of this Agreement) of a Committed Crew associated with a Quality of Service Notice served by Company on Contractor, then, in such event, the Committed Stages accruing during the Contractor Stand Down period shall be allocated between Contractor and Company as follows:

8.2.1 In the event the quality of service issue(s) associated with Company’s Quality of Service Notice is not cured by Contractor within the time frames specified in Section 8.1 of this Agreement, in addition to the prospective termination of stage commitments associated with the termination of the Committed Crew, Company shall receive a credit against the remaining minimum stage commitment then in effect equal to the number of Committed Stages accruing between the date of the Contractor Stand Down and the effective date of the Termination Notice (such credit to be calculated utilizing the applicable utilization stage assumption set forth on Exhibit A).

8.2.2 In the event the quality of service issue(s) associated with Company’s Quality of Service Notice is cured by Contractor within the time frames specified in Section 8.1 of this Agreement, then, with respect to the Committed Stages accruing during the Contractor Stand Down period. (to be calculated utilizing the applicable utilization stage assumption set forth on Exhibit A) (the “Stand Down Accrual Stages”), one-half (1/2) of the Stand Down Accrual Stages will be credited against Company’s minimum stage commitment then in effect, and Company shall have twelve (12) months from the end of the initial term of this Agreement to utilize Contractor for the remaining one-half (1/2) of the Stand Down Accrual Stages. If, at the end of such twelve (12) month period, Company has not utilized Contractor for the required number of Stand Down Accrual Stages (after any credit to which Company may be entitled under the terms of this Agreement, including, and without limitation, those set forth in Sections 6.5 and 6.6., and Exhibit E), Company shall pay Contractor for the Stand Down Accrual Stages not performed, in accordance with the procedures set forth in Section 6.3 of this Agreement.

8.3. For purposes of Section 8.2 of this Agreement, a “Contractor Stand Down” shall mean any instance where, as a result of a good faith belief of a material safety or environmental issue surrounding Contractor’s performance under this Agreement which is not (or has not been) promptly curable by Contractor, Company issues a stop work and rig down order to a Committed Crew of Contractor,

9. Committed Crew Removal by Contractor – Company Right of First Refusal. Contractor may, at its election, remove one or more Committed Crews from this Agreement (but in no event leaving Company with less than three (3) Committed Crews committed under the terms of this Agreement), by giving Company (a) ninety (90) days prior written notice of such removal, together with a first right of first refusal (“ROFR”) to match the rate or rates offered by another operator for the Committed Crew(s) for which removal from this Agreement is sought by Contractor. Company shall have thirty (30) days from receipt of such notice to exercise its ROFR as to one or more or none of the Committed Crews for which removal from this Agreement is sought by Contractor. In the event Company declines to exercise its ROFR rights in whole or in part, Company shall receive a credit against the minimum stage commitments in effect and attributable to Committed Crew(s) removed by Contractor from this Agreement. In the event Company elects to exercise its ROFR rights in whole or in part, then the new rates for Committed Crew(s) upon which such election was exercised will take effect ninety (90) days from Company’s initial receipt of the removal notice and shall continue through the then Yearly Crew Commitment in effect (at the time the new rates take effect). For each crew removed from this Agreement by Contractor, a corresponding reduction in Committed Crews will be made to each of Company’s Yearly Crew Commitments set forth in Section 4.1.

10. General.

10.1 Governing Law. This Agreement will be governed and construed according to the laws of the State of Oklahoma, without regard to choice of law principles.

10.2 Amendments. This Agreement may not be amended or modified except by a writing signed by an authorized officer of the parties hereto.

10.3 Time of the Essence. Time is of the essence in the performance of this Agreement.

10.4 Entire Agreement. This Agreement, together with the MSA, constitutes the entire agreement and understanding between the parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between the terms of this Agreement and the MSA, the terms of this Agreement shall supersede and control. Furthermore, each party agrees that it will not terminate the MSA during the term hereof without the prior written consent of the other party.

10.5 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void, or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

10.6 Assignments. Except to an affiliate, neither party may assign or otherwise directly or indirectly transfer this Agreement or any sum that may accrue to it without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

10.7 Negation of Rights. Except as set forth in Section 8.6, the provisions of this Agreement are enforceable solely by the parties, and no other person or entity shall have the right, separate and apart from the Company and Contractor, to enforce any provision of this Agreement or to compel any party to comply with the terms of this Agreement.

10.8 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

10.9 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document.

10.10 Waiver. No benefit or right accruing to either party under this Agreement shall be deemed to be waived unless the waiver is reduced to writing, expressly refers to this Agreement by date and signatories, and is signed by both parties to this Agreement. The waiver, in one or more instances, of any act, condition or requirement stipulated in this Agreement shall not constitute a continuing waiver or a waiver of any other act, condition or requirement or a waiver of the same act, condition or requirement in other instances, unless specifically so stated in such written agreement.

10.11 Further Assurances. The parties shall execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

10.12 No Partnership. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association or fiduciary relationship between the parties, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto. No employee shall be deemed to be an employee of any other party as a result of this Agreement.

10.13 Not to be Construed Against Drafter. The parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

COMPANY:

CHESAPEAKE OPERATING, INC.

By:	/s/ Richard McClanahan
Name:	Richard McClanahan
Title:	Vice President - Completion

CONTRACTOR:

PERFORMANCE TECHNOLOGIES, L.L.C.

By:	/s/ Bill Stanger
Name:	William Stanger
Title:	President